UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8‑K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2012

Commerce Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Missouri	0-2989	43-0889454
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Walnut,
Kansas City, MO	64106
(Address of principal executive offices)	(Zip Code)

(816) 234-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The information in this Current Report on Form 8-K/A, including the exhibits, is furnished pursuant to Item 2.02 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, the information in this Current Report on Form 8-K/A, including the exhibits, shall not be deemed to be incorporated by reference into the filings of Commerce Bancshares, Inc. under the Securities Act of 1933, as amended.

Item 2.02 Results of Operations and Financial Condition

On July 12, 2012, Commerce Bancshares, Inc. (Commerce) reported earnings per share of $.84 on net income of $74.3 million.  On July 13, 2012, VISA U.S.A., Inc. (VISA) and MasterCard each announced a preliminary settlement to resolve the plaintiffs' claims in the multi-district interchange litigation and also announced an agreement in principle to resolve the claims brought against them by certain individual retailers in that same litigation.  The proposed settlement includes a cash payment to certain merchants of $6.6 billion, of which VISA is responsible for $4.4 billion, and a provision which would reduce credit card interchange income by 10 basis points over an eight month period likely to begin in mid-2013, 60 days after a court-ordered period.  Other provisions include the ability for merchants to surcharge customers for credit card usage, the ability for merchant buying groups to negotiate together with VISA and MasterCard and the ability to cancel this proposed agreement if more than 25% of all affected merchants opt out of the agreement.

In accordance with the terms of a pre-funding agreement related to VISA's original initial public offering, certain member banks, including Commerce Bank (a wholly owned subsidiary of Commerce) have, since late 2007, participated in funding certain estimated litigation costs.  On July 19, 2012, VISA announced it would add an additional $150 million to its litigation escrow account in contemplation of this litigation.  Commerce's portion of that funding would amount to approximately $500 thousand.  Commerce now estimates that the pre-tax cost of the future reduction of 10 basis points in interchange income for an eight month period, which is part of the above settlement, would amount to approximately $5.2 million.  In accordance with ASC Topic 855, Subsequent Events, the preliminary settlement is considered a “Type 1” subsequent event.  Both the additional funding and the interchange relief represent probable losses arising from a litigation settlement that can be reasonably estimated.  Accordingly, Commerce established a liability of $5.7 million as of June 30, 2012 for these anticipated costs.

The effect of the foregoing is to reduce net income, as originally reported on July 12, 2012, by $3.5 million to $70.7 million and to reduce originally reported basic and diluted earnings per share of $.84 to $.80.

The Financial Highlights and Consolidated Statements of Income, which have been adjusted for these changes, are attached as Exhibits 99.1 and 99.2, respectively.

Item 7.01 Regulation FD Disclosure

On July 26, 2012, Commerce Bank signed the formal Settlement Agreement and Release related to the class action lawsuit captioned Wolfgeher v. Commerce Bank, which was settled in December, 2011, and which alleged unfair assessment and collection of overdraft fees based upon a high-to-low posting order utilized on debit card transactions.  Commerce Bank, while admitting no wrongdoing, agreed to the settlement in order to resolve the litigation and avoid further expense.  In accordance with the terms of the Settlement Agreement and Release (which remains subject to final court approval), Commerce Bank agrees to post debit card transactions in chronological order, beginning no later than April, 2013.  As a result of this change in the posting order of debit card transactions, Commerce Bank currently estimates that overdraft income will be reduced on an annual basis by $6 to $8 million.

Item 9.01 Financial Statements and Exhibits

Exhibits
99.1 Commerce Bancshares, Inc. and Subsidiaries Financial Highlights
99.2 Commerce Bancshares, Inc. and Subsidiaries Consolidated Statements of Income

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCE BANCSHARES, INC.
By:	/s/ Jeffery D. Aberdeen
Jeffery D. Aberdeen
Controller (Chief Accounting Officer)

Date: July 26, 2012

INDEX TO EXHIBITS

Exhibits
99.1	Commerce Bancshares, Inc. and Subsidiaries Financial Highlights
99.2	Commerce Bancshares, Inc. and Subsidiaries Consolidated Statements of Income